JOINT FILER INFORMATION

Name:	NNS Holding

Address:	c/o M&C Corporate Services, PO Box 309GT,
Ugland House, South Church Street,
George Town, Grand Cayman, Cayman Islands

Designated Filer:	NNS Holding

Issuer & Ticker Symbol:	Texas Industries, Inc. [TXI]

Date of Event Requiring Statement:	August 16, 2010

Name:	Mr. Nassef Sawiris

Address:	c/o M&C Corporate Services, PO Box 309GT,
Ugland House, South Church Street,
George Town, Grand Cayman, Cayman Islands

Designated Filer:	NNS Holding

Issuer & Ticker Symbol:	Texas Industries, Inc. [TXI]

Date of Event Requiring Statement:	August 16, 2010

Name:	Mr. Philip Norman

Address:	c/o M&C Corporate Services, PO Box 309GT,
Ugland House, South Church Street,
George Town, Grand Cayman, Cayman Islands

Designated Filer:	NNS Holding

Issuer & Ticker Symbol:	Texas Industries, Inc. [TXI]

Date of Event Requiring Statement:	August 16, 2010

The shares of common stock of the Issuer reported on this Form 4 are directly held by NNS Holding. NNS Holding is an exempted company incorporated in the Cayman Islands with limited liability. Its registered address is c/o M&C Corporate Services, PO Box 309GT, Ugland House, South Church Street, George Town, Grand Cayman, Cayman Islands. Its principal business is holding diversified industrial and financial investments, and in connection with this NNS Holding is, through one of its wholly owned subsidiaries, a principal shareholder of Orascom Construction Industries Company. The entire share capital of NNS Holding is held by the NNS Jersey Trust, whose beneficiaries are principally Mr. Nassef Sawiris and his descendants.

Mr. Nassef Sawiris is a director of NNS Holding and the settlor of the NNS Jersey Trust. As a director of NNS Holding, he is charged with exploring investment opportunities appropriate for NNS Holding based on his investment expertise. In addition to a number of other directorships, Mr. Nassef Sawiris is Chief Executive Officer of Orascom Construction Industries Company, a cement producer and construction contractor whose business address is Nile City South Tower, 2005A Corniche El Nil, Cairo, Egypt 11221. Mr. Sawiris is a citizen of Egypt.

Mr. Philip Norman is a director of NNS Holding. Mr. Norman is a partner of the Ogier Group, a provider of legal and fiduciary services whose business address is Whiteley Chambers, Don Street, St Helier, Jersey, JE3 5HN, Channel Islands. Mr. Norman is a British citizen.

By virtue of their directorships of NNS Holding, Mr. Nassef Sawiris and Mr. Philip Norman have the power to vote and dispose of the shares held by NNS Holding. Mr. Sawiris, along with his descendants, are the principal beneficiaries of the trust which owns the shares of NNS Holding. As the directors of NNS Holding, Mr. Nassef Sawiris and Mr. Philip Norman may be deemed to be the beneficial owner of such shares of common stock of the Issuer held by NNS Holding (NNS Holding together with Mr. Nassef Sawiris and Mr. Philip Norman, the “Reporting Persons”, each a “Reporting Person”).

Each Reporting Person, other than NNS Holding, disclaims beneficial ownership of these securities, except to the extent of his or its pecuniary interest therein.
The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the Reporting
Persons, other than NNS Holding, are the beneficial owners of all such equity securities covered by this statement.

Signature of Reporting Persons:	NNS Holding:

By:
/s/ Nassef Sawiris
Name: Mr. Nassef Sawiris
Title: Director of NNS Holding
Date: August 18, 2010

Mr. Nassef Sawiris:

/s/ Nassef Sawiris
Date: August 18, 2010

By:
/s/ Philip Norman
Name: Mr. Philip Norman
Title: Director of NNS Holding
Date: August 18, 2010